Exhibit 12
                                                           ----------

                     CONSOLIDATED RAIL CORPORATION
                     -----------------------------
        COMPUTATIONS OF THE RATIO OF EARNINGS TO FIXED CHARGES
        ------------------------------------------------------
                            ($ In Millions)

                                                  Quarters ended
                                                     March 31,
                                                  --------------
                                                  1995      1994
                                                  ----      ----
    Earnings
    --------
     Pre-tax income (loss)                         $ 92      $(51)
       Add:
        Interest expense                             46        44
        Rental expense interest factor               14         9
        Less equity in undistributed earnings
        of 20-50% owned companies                    (5)       (4)
                                                   ----      ----
    Earnings available for fixed charges            147        (2)
                                                   ====      ====


    Fixed charges
    -------------
      Interest expense                              46        44
      Rental expense interest factor                14         9
                                                  ----      ----
    Fixed charges                                 $ 60      $ 53
                                                  ====      ====

    Ratio of earnings to fixed charges            2.45x       -


    For purposes of computing the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies. Fixed charges represent interest expense together with interest capitalized and a portion of rent under long-term operating leases representative of an interest factor. After the one-time charge in the first quarter of 1994, earnings were insufficient by $55 million to cover fixed charges for the quarter.